SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                        DATE OF REPORT: December 6, 2001
                (Date of earliest event reported) December 4,2001


                                RAM Energy, Inc.
             (Exact name of registrant as specified in its charter)


        Delaware               333-42641                  52-1535102
(State or other jurisdiction   (Commission              (IRS Employer
    of incorporation)          File Number)           Identification No.)

                        5100 East Skelly Drive, Suite 650
                              Tulsa, Oklahoma 74135
               (Address of principal executive offices) (Zip Code)

                                 (918) 632-0620
              (Registrant's telephone number, including area code)

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Information To Be Included in the Report

Item 2. Acquisition or Disposition of Assets.

         In a transaction closed December 4, 2001, effective December 1, 2001, the Registrant sold to Carmen Acquisition Corp., a wholly-owned subsidiary of Chesapeake Energy Corporation, all of Registrant's producing and non-producing oil and gas properties located in seventeen (17) counties in the states of Oklahoma, Texas and New Mexico. The base purchase price of $76 million ( before customary closing and post-closing adjustments) was paid 85% in cash and 15% in the Registrant's 11 1/2% Senior Notes due 2008 valued at par. The Registrant will record a pre-tax profit of approximately $20 million on the sale. The sale included approximately 80 Bcfe of proved reserves, of which approximately 34% were proved undeveloped reserves that will require additional expenditures of an estimated $29 million to fully develop for production. At the time of the closing, Carmen Acquisition was the owner of 49.5% of the outstanding common stock of the Registrant. Immediately following the closing, Carmen Acquisition sold all of its stock in the Registrant to the Registrant's remaining stockholders, Messrs. Larry E. Lee and William W. Talley II and their respective affiliates, who currently own all of the outstanding common stock of the Registrant.

    (c)      Exhibits:  The following exhibit is filed as a part of this report:

            Exhibit No.               Description
            -----------               -----------

            1. Asset Purchase Agreement among Registrant, Magic Circle Energy Corporation and Carmen Development Corporation, as Sellers, and Carmen Acquisition Corp., As Buyer, dated as of December 1, 2001.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                RAM Energy, Inc.

                                By:  LARRY E. LEE
                                     Larry E. Lee, President and Chief
                                     Executive Officer

December 6, 2001

                                 EXHIBIT INDEX

EXHIBIT
NO.             DESCRIPTION                     METHOD OF FILING
-------         -----------                     ----------------

1 Asset Purchase Agreement among Registrant, Filed herewith electronically Magic Circle Energy Corporation and Carmen
    Development Corporation, as Sellers, and
    Carmen Acquisition Corp., As Buyer, dated as of December 1, 2001.